EXHIBIT 99.1

D&E COMMUNICATIONS, INC.	CONTACT:
FOR IMMEDIATE RELEASE	Thomas E. Morell
MAY 6, 2008	Sr. Vice President, Chief Financial Officer,
Secretary and Treasurer
(717) 738-8315

D&E COMMUNICATIONS REPORTS FIRST QUARTER 2008 RESULTS

— Net income of $5.1 million and earnings per share of $0.35

EPHRATA, PENNSYLVANIA (May 6, 2008) – D&E Communications, Inc. (“D&E” or the “Company”) (Nasdaq: DECC), a leading provider of integrated communications services in central and eastern Pennsylvania, today announced the results of its operations for the first quarter ended March 31, 2008.

For the first quarter of 2008, the Company reported net income of $5.1 million, or $0.35 per share, compared to net income of $2.6 million, or $0.18 per share, for the same period last year. Operating income for the first quarter of 2008 was $8.1 million, compared to operating income of $5.5 million in the first quarter of 2007. The Company reported total operating revenue of $37.8 million for the first quarter of 2008, compared to $38.4 million in the first quarter of 2007.

The revenue decrease of $0.6 million for the first quarter of 2008 was primarily the result of a reduction in Systems Integration revenue of $0.9 million due mainly to the March 31, 2007 expiration of a contract with a retail services customer, partially offset by an increase in Wireline segment revenue of $0.3 million.

Included in the first quarter 2008 results was income of $2.9 million ($1.7 million, or $0.12 per common share, after tax) from the termination of a lease guarantee described below. The first quarter 2008 results were also affected by a decrease in depreciation expense in the Wireline segment of $1.6 million ($1.0 million, or $0.06 per share, after tax) primarily due to revisions in the estimated useful lives of certain fixed assets effective July 2007, in addition to certain fixed assets becoming fully depreciated in the first and second quarters of 2007. Results for the first quarter of 2007 included a gain of $0.6 million ($0.6 million, or $0.04 per share, after tax) from life insurance proceeds. Net income before the items described above was $2.4 million, or $0.17 per share, for the first quarter of 2008, compared to $2.0 million, or $0.14 per share, for the first quarter of 2007.

In the first quarter of 2008, D&E entered into an agreement with subsidiaries of Crown Castle International Corp. (“Crown”) releasing the Company from its obligations under a guarantee agreement with Crown for lease obligations for wireless tower sites of Keystone Wireless LLC. In connection with the termination of the lease guarantee, D&E and Crown agreed to additional renewal periods through June 2066 for a ground lease agreement under which D&E is the lessor. In the first quarter of 2008, the Company recognized a gain of $2.9 million based on the difference between the carrying value of the guarantee liability of $3.2 million and the fair value of the additional renewal periods of $0.3 million. The fair value of the lease extension will be deferred and recognized over the original lease term and initial renewal periods that expire in June 2026.

"The overall results of the first quarter were quite positive,” stated James W. Morozzi, D&E's President and Chief Executive Officer. "Net income for the first quarter of 2008 increased 95% compared to the first quarter of 2007. Excluding certain events noted above, the increase in net income was approximately 20%. From an operating perspective, we continue to execute on our strategies of broadband growth, increased On-Net CLEC business, and improved performance in our Systems Integration segment. The recent changes we’ve made in Systems Integration are showing tangible results, as the operating loss for the first quarter of 2008 has improved by approximately $0.7 million compared to the same quarter in 2007. We continue to focus on serving our core customers and in driving to eliminate the operating losses in this segment.”

Summary Statistics

	March 31, 2008	March 31,2007	Change	% Change
RLEC access lines	123,563	128,538	(4,975)	(3.9)%
CLEC access lines	46,021	44,267	1,754	4.0%
DSL/High-speed Internet Subscribers	39,970	33,726	6,244	18.5%
Dial-up Internet subscribers	2,984	4,864	(1,880)	(38.7)%
Video subscribers	8,099	7,606	493	6.5%
Web-hosting customers	1,013	975	38	3.9%

Total customer connections	221,650	219,976	1,674	0.8%

On a segment by segment basis, the Company reported the following information:

Wireline

First quarter 2008 revenues from the Wireline segment were $36.5 million, as compared to $36.2 million for the first quarter 2007. The increase was due in large part to additional DSL/High-speed Internet revenue of $0.7 million because of subscriber growth, partially offset by a directory revenue decrease of $0.4 million as a result of a new directory contract which became effective in the fourth quarter of 2006 and which covers three of the Company’s four directories. Under the new contract, the responsibility for publication and distribution of the directory and the related financial risks became the responsibility of the publisher beginning in the fourth quarter of 2006 for two directories and in the first quarter of 2007 for the third directory.

Wireline operating expenses for the first quarter of 2008 were $27.9 million, compared to $29.6 million during the same period last year, with the reduction caused primarily by the decrease in depreciation expense of $1.6 million. Depreciation expense decreased approximately $0.9 million due to July 2007 revisions in the estimated useful lives of certain fixed assets to update composite depreciation rates for regulated telephone property and $0.9 million because certain fixed assets became fully depreciated in the first and second quarters of 2007, partially offset by the depreciation expense on fixed assets placed in service in the current year. Directory expense decreased $0.3 million due to the new directory contract described above. Cost of services decreased $0.3 million due to a settlement reached with a vendor on estimated amounts owed to them. Network access expense increased $0.4 million due to a higher rate per minute of use and increased minutes of use. Operating income was $8.6 million for the first quarter of 2008 and $6.6 million for the first quarter of 2007.

Systems Integration

System Integration revenues for the quarter were $0.9 million, compared to $1.8 million for the same period last year. Communication services revenue decreased $0.7 million primarily due to the expiration of a contract with a large retail services customer on March 31, 2007. Computer product sales decreased $0.2 million.

First quarter 2008 operating expenses were $1.1 million, compared to $2.7 million in the first quarter of 2007. Labor, benefits and subcontractor costs declined $1.0 million mainly as a result of the contract expiration described above. The operating loss was $0.2 million for the first quarter of 2008 and $0.9 million for the first quarter of 2007.

About D&E Communications

D&E is a leading integrated communications provider offering high-speed data, Internet access, local and long distance telephone, business continuity services, co-location facilities, data and professional IT services, network monitoring, security solutions and video services. Based in Lancaster County, D&E has been serving communities in central and eastern Pennsylvania for more than 100 years. For more information, visit www.decommunications.com.

This press release contains forward-looking statements. These forward-looking statements are found in various places throughout this press release and include, without limitation, statements regarding financial and other information. These statements are based upon the current beliefs and expectations of D&E’s management concerning the development of our business, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. Those factors include, but are not limited to, the effect of the convergence of voice, data, and video technologies on our historical competitive advantages; the increasingly competitive nature of the communications industry; the significant indebtedness of the company; and the historical losses of the Systems Integration segment and other key factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENDSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, expect per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
OPERATING REVENUES
Communication service revenues	$36,613	$36,954
Communication products sold	459	624
Other	725	786

Total operating revenues	37,797	38,364

OPERATING EXPENSES
Communication service expenses (exclusive of depreciation and amortization below)	12,256	13,093
Cost of communication products sold	372	514
Depreciation and amortization	7,848	9,508
Marketing and customer services	3,540	3,367
General and administrative services	5,659	6,376

Total operating expenses	29,675	32,858

Operating income	8,122	5,506

OTHER INCOME (EXPENSE)
Interest expense, net of interest capitalized	(3,349)	(3,736)
Other, net	3,418	1,716

Total other income (expense)	69	(2,020)

Income before income taxes and dividends on utility preferred stock	8,191	3,486
INCOME TAXES AND DIVIDENDS ON UTILITY PREFERRED STOCK
Income taxes	3,043	860
Dividends on utility preferred stock	16	16

Total income taxes and dividends on utility preferred stock	3,059	876

NET INCOME	$5,132	$2,610

Weighted average common shares outstanding (basic)	14,462	14,399
Weighted average common shares outstanding (diluted)	14,514	14,487
BASIC AND DILUTED EARNINGS PER COMMON SHARE
Earnings per common share	$0.35	$0.18

Dividends per common share	$0.13	$0.13

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	March 31, 2008	December 31, 2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$13,874	$17,845
Accounts and notes receivable, net of reserves of $367 and $500	13,437	14,688
Inventories, lower of cost or market, at average cost	2,531	2,666
Prepaid expenses	5,496	2,887
Other	3,186	2,520

TOTAL CURRENT ASSETS	38,524	40,606

PROPERTY, PLANT AND EQUIPMENT
In service	400,485	396,659
Under construction	8,273	6,648

	408,758	403,307
Less accumulated depreciation	243,456	237,243

	165,302	166,064

OTHER ASSETS
Goodwill	137,614	137,623
Intangible assets, net of accumulated amortization	147,050	148,376
Other	8,673	8,512

	293,337	294,511

TOTAL ASSETS	$497,163	$501,181

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Long-term debt maturing within one year	$7,072	$7,071
Accounts payable and accrued liabilities	13,132	17,188
Accrued taxes	1,825	1,093
Accrued interest and dividends	1,041	816
Advance billings, customer deposits and other	4,565	4,709

TOTAL CURRENT LIABILITIES	27,635	30,877

LONG-TERM DEBT	184,361	186,879

OTHER LIABILITIES
Deferred income taxes	71,597	70,977
Defined benefit plans	14,284	15,465
Other	7,132	7,663

	93,013	94,105

PREFERRED STOCK OF UTILITY SUBSIDIARY, Series A 4 1/2%, par value $100, cumulative, callable at par at the option of the Company, authorized 20,000 shares, outstanding 14 shares	1,446	1,446

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Common stock, par value $0.16, authorized shares-100,000; issued shares-16,141 at March 31, 2008 and 16,092 at December 31, 2007; outstanding shares-14,474 at March 31, 2008 and 14,425 at December 31, 2007	2,583	2,575
Additional paid-in capital	163,797	163,560
Accumulated other comprehensive income (loss)	(7,942)	(7,216)
Retained earnings	51,462	48,147
Treasury stock at cost, 1,667 shares at March 31, 2008 and December 31, 2007	(19,192)	(19,192)

	190,708	187,874

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$497,163	$501,181

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,132	$2,610
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,848	9,508
Bad debt expense	38	172
Deferred income taxes	456	(1,589)
Gain from cash recovery of note receivable	—	(300)
Gain from life insurance proceeds	—	(588)
Stock-based compensation expense	106	86
Gain on retirement of property, plant and equipment	(11)	(1)
Termination of lease guarantee	(2,904)	—
Note receivable reserve	200	—
Changes in operating assets and liabilities:
Accounts receivable	1,213	1,234
Inventories	134	11
Prepaid expenses	(2,608)	(2,568)
Accounts payable and accrued liabilities	(1,586)	(88)
Accrued taxes and accrued interest	958	473
Advance billings, customer deposits and other	(145)	(269)
Defined benefit plans	(928)	(150)
Other, net	(403)	707

Net Cash Provided by Operating Activities	7,500	9,248

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(7,599)	(6,301)
Proceeds from sales of property, plant and equipment	288	235
Collection of note receivable	34	452
Proceeds from sale of short-term investments	—	9,946
Purchase of short-term investments	—	(3,187)
Life insurance proceeds	—	1,000
Acquisition of customer list intangible asset	—	(606)

Net Cash (Used In) Provided By Investing Activities	(7,277)	1,539

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends on common stock	(1,736)	(1,713)
Payments on long-term debt	(2,517)	(3,516)
Proceeds from issuance of common stock and stock options exercised	22	49
Excess tax benefits from stock compensation plans	37	—
Purchase of treasury stock	—	(48)

Net Cash Used In Financing Activities	(4,194)	(5,228)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,971)	5,559
CASH AND CASH EQUIVALENTS
BEGINNING OF PERIOD	17,845	3,101

END OF PERIOD	$13,874	$8,660